SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934


INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND
13d-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934


PureSpectrum, Inc.
________________
(Name of Issuer)


Common Stock, par value $0.0001 per share
____________________________________
(Title of Class of Securities)


74624D10200
_____________________
(CUSIP Number)


March 29, 2010
________________
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule
pursuant to which this Schedule is filed:
(   )  Rule 13d-1(b)
( x )  Rule 13d-1(c)
(   )  Rule 13d-1(d)


___________




SCHEDULE 13G

CUSIP No. 74624D102000

1) NAME OF REPORTING PERSON, SS OR IRS IDENTIFICATION NO. OF THE ABOVE PERSON Caesar Capital Group, LLC

2) CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
	(a)
	(b) y

3)SEC USE ONLY

4) CITIZENSHIP OR PLACE OF ORGANIZATION
	Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5) Sole Voting Power
	18,571,430
________________________
6) Shared Voting Power

	0
________________________
7) Sole Dispositive Power
	18,571,430
________________________
8) Shared Dispositive Power
	0
________________________

9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

18,571,430


10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9%

12) TYPE OF REPORTING PERSON

OO



___________________

SCHEDULE 13G
Item 1(a)	Name of Issuer:

PureSpectrum, Inc.


Item 1(b)	Address of Issuer's Principal Executive Officers:

340 Eisenhower Drive, Suite 610
Savannah, Georgia 31406


Item 2(a)	Name of Person Filing:

Caesar Capital Group, LLC


Item 2(b)	Address of Principal Business Office:

1701 W. Northwest Hwy
Suite 110
Grapevine, Texas 76051


Item 2(c)	Citzenship:

Texas


Item 2(d)	Title of Class of Securities:

Common Stock, par value $.0001 per share


Item 2(e) 	CUSIP  Number:

74624D102000


Item 3	If this statement is filed pursuant to Section 240.13d-1(b) or
240.13d-2(b) or (c) check whether person filing is a:
(a)   (  ) Broker or Dealer registered under
Section 15 of the Act (15 U.S.C. 18c)
(b)   (  ) Bank as defined
(c)   (  ) Insurance Company as defined in
Section 3(a)(19) of the Act (15 U.S.C. 78c)
(d)   (  ) Investment Company registered under Section 8
of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
(e)   (  ) An investment advisor in
accordance with Section 240.13d-1(b)(1)(ii)(E)
(f) ( ) An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)
(g) ( ) A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G)
(h) ( ) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
(i) ( ) A church plan that is excluded from the definition of an investment company under Section 3 (c)(14) of the Investment
           Company Act of 1940 (15 U.S.C. 80a-3)
(j)    (  ) Group, in accordance with Section 140.13d-1(b)(1)(ii)(J)


Item 4	Ownership

(a) Amount beneficially owned:
18,571,430

(b) Percent of Class:
9%

(c) Number of Shares as to which such person has:
	(i) Sole power to vote or to direct to vote:
		18,571,430

	(ii) Shared Power to vote or to direct the vote:
		0

	(iii) Sole power to dispose or to direct the disposition of:
		18,571,430

	(iv) Shared power to dispose or to direct the disposition of:
		0

Item 5. 	Ownership of Five Percent or Less of a Class

	not applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person

	not applicable

Item 7.	Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on by the Parent Holding Company.

Item 8.	Identification and Classification of Members of the Group.

	not applicable

Item 9.	Notice of Dissolution of Group.

	not applicable

Item 10.	Certification

By signing below I certify that,
to the best of my knowledge and belief,
the securities referred to above
were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a
	participant in any transaction having that purpose or effect.

		SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and corrrect.

April 27, 2010
_______________________________
(Date)

Caesar Capital Group, LLC

/s/ Michael Woloshin
________________________________
(Signature)

Michael Woloshin, Managing Member
________________________________
(Name/Title)